Exhibit 4.3

AMENDMENT NO. 1 TO

Warrant to purchase ordinary shares
represented by american depositary shares

This AMENDMENT NO. 1 TO WARRANT TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES (this “Amendment”) is entered into as of February 24, 2023, by and between Quoin Pharmaceuticals Ltd., a corporation incorporated under the laws of Israel (the “Company”), and [●] (the “Holder”).

WHEREAS, the Holder is the holder of a Warrant to Purchase Ordinary Shares Represented by American Depositary Shares, issued as of August 9, 2022, to subscribe for and purchase up to [●] ordinary shares, no par value per share, of the Company, represented by [●] American Depositary Shares (“ADSs,” and the ADSs issuable hereunder, the “Warrant ADSs”) of the Company (the “Original Warrant”);

WHEREAS, the Original Warrant provides for a Termination Date (as defined therein) of August 9, 2027;

WHEREAS, the Original Warrant provides for the Exercise Price (as defined therein) that is currently above the market price per ADS of the Company;

WHEREAS, pursuant to Section 5(m) of the Original Warrant, the Original Warrant may be modified or amended or the provisions thereof waived with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the Original Warrant as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1.            Amendment to Introductory Paragraph. The introductory paragraph of the Original Warrant is amended and restated in its entirety as follows:

“THIS WARRANT TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN

DEPOSITARY SHARES (the “Warrant”) certifies that, for value received, [●] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after August 9, 2022 (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on February 24, 2028 (the “Termination Date”) but not thereafter, to subscribe for and purchase from QUOIN PHARMACEUTICALS LTD., a corporation incorporated under the laws of Israel (the “Company”), up to [●] ordinary shares, no par value per share (the “Ordinary Shares”), of the Company (as subject to adjustment hereunder, the “Warrant Shares”) represented by [●] American Depositary Shares of the Company (“ADSs,” and the ADSs issuable hereunder, the “Warrant ADSs”), with each ADS representing five thousand (5,000) Ordinary Shares (the “ADS Ratio”). The purchase price of one Warrant ADS under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).”

2.            Amendment to Section 2(b). Section 2(b) of the Original Warrant is amended and restated in its entirety as follows:

“b)         Exercise Price. The exercise price per ADS under this Warrant shall be $1.10, subject to adjustment hereunder (the “Exercise Price”).”

3.            No Further Amendment. Except as amended by this Amendment, the Original Warrant remains unaltered and shall remain in full force and effect.

4.            Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of that certain Securities Purchase Agreement dated as of August 5, 2022, between the Company and the Holder.

5.            Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

(Signature page follows)

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY
QUOIN PHARMACEUTICALS LTD.

By:
Name:
Title:

HOLDER
[●]

By:
Name:
Title:

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